Exhibit 16.2
December 20, 2005
U.S. Securities and Exchange
Commission Office of the Chief
Accountant 450 Fifth Street, NW
Washington, DC 20549
Dear Sir or Madam:
We have read Item 4.01 of Form 8-K of Docucorp International, Inc., dated December 15, 2005, and agree with the statements concerning our Firm contained therein. We have no basis to agree or disagree with the statements contained in section (a) of Item 4.01 of Form 8-K.
/s/ Grant Thornton LLP